Gries & Associates, LLC
Certified Public Accountants
501 S. Cherry Street, Suite 1100
Denver, Colorado 80246

Exhibit 23.1

CONSENT OF REGISTERED INDEPENDENT PUBLIC ACCOUNTANTS

The balance sheet as of April 30, 2021, and the statements of operations, stockholders’ equity and cash flows for the year ended April 30, 2021, of Black Rock Petroleum Company (the “financial statements”), included in Part IV of the form 10-K for the fiscal year ended April 30, 2021, have been audited by Gries & Associates, LLC, independent auditors registered with the PCAOB, as stated in our report appearing herein.

Denver, Colorado

PCAOB Firm #6778

August 31, 2022

blaze@griesandassociates.com

501 S. Cherry Street, Suite 1100, Denver, Colorado 80246

(O)720-464-2875 (M)773-255-5631 (F)720-222-5846

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